Exhibit 99.1

StemCells, Inc. and Microbot Medical Ltd. Announce Strategic Merger

Companies Plan to Pursue Development of Robotics Based Medical Devices for the Treatment of Cerebrospinal Fluid and Gastrointestinal Disorders, as Well as Other Conditions

NEWARK, CA and Yokneam, Israel, August 16, 2016 (GLOBE NEWSWIRE) - StemCells, Inc. (NASDAQ: STEM) and Microbot Medical Ltd., a private company organized under the laws of the State of Israel (“Microbot”), today announced that they have entered into a definitive merger agreement, with plans to pursue the development of robotics based medical devices for the treatment of cerebrospinal fluid and gastrointestinal disorders, as well as other conditions.

“This transaction concludes an extensive search for strategic alternatives conducted by StemCells since we failed to see robust clinical results in our Phase II clinical study of human neural stem cells in chronic spinal cord injury,” said Ian Massey, the CEO of StemCells, Inc. “We believe both our investors and the market at large will see the potential of the Microbot’s robotics platform, specifically its catheter and shunt technologies, and will appreciate Microbot’s overall business opportunities and potential.”

Harel Gadot, the CEO & Chairman of Microbot added, “We are pleased that this transaction will give us a presence in the U.S. capital markets, and we are very excited to continue advancing the development of our proprietary technologies that we believe have the potential to improve the lives of many patients globally. We thank StemCells for its efforts and contributions to improving human health over the years.”

The board of directors of each company has unanimously approved the terms of the merger agreement and has recommended that its shareholders approve the transaction. Completion of the merger is subject to approval of the StemCells and Microbot shareholders and certain regulatory approvals and customary conditions. In addition, in order to satisfy certain closing conditions for the merger, StemCells will be negotiating reductions in outstanding balances with its creditors.

Ropes & Gray LLP acted as legal advisor to StemCells and Ruskin Moscou Faltischek, P.C. and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as legal advisor to Microbot. Additional information about the proposed transaction can be found in the Form 8-K filed by StemCells on August 15, 2016.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), the prospect for development of Microbot’s medical devices, the possibility of a merger transaction between the companies, and possible benefits from such a merger for the companies and their respective stakeholders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties about the parties’ ability to complete the merger; uncertainties concerning the sufficiency of the Company’s remaining funds to continue operations; uncertainties regarding the Company’s plans to increase its authorized share capital; uncertainties regarding the validity and enforceability of the Company’s patents and Microbot’s patents; uncertainties as to whether either company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.

A definitive proxy statement and a proxy card will be filed with the SEC and will be mailed to the Company’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by StemCells with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov), at StemCells’ website, or by directing written request to: StemCells, Inc. 39899 Balentine Drive, Suite 200, Newark, CA 94560, Attention: Kenneth Stratton, Esq.

The Company and its directors and executive officers and Microbot and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Definitive Proxy Statement on Schedule 14A relating to the 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 8, 2016. This document is available free of charge at the SEC web site (www.sec.gov), at the Company’s website, or by directing a written request to the Company as described above

CONTACT:

Ken Stratton

StemCells, Inc.

(650) 670-2282